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                                                                     EXHIBIT 2.2

                     AMENDMENT TO ASSET PURCHASE AGREEMENT


     This Amendment to the Asset Purchase Agreement (the "Amendment") is entered into as of June 23, 1998 by and between Digital Video Systems, Inc., a Delaware corporation ("DVS") and Hyundai Electronics Industries Co., Ltd., a company organized under the laws of Korea ("Hyundai").

     WHEREAS, DVS and Hyundai entered into a certain Asset Purchase Agreement, dated as of May 8, 1998; and

     WHEREAS, the parties now desire to attend the Agreement on the terms provided in this Amendment.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. The first sentence of Section 1.1(a) of the Agreement is hereby amended and restated in its entirety as follows:

          "1.1(a) Exclusive License of Intangible Assets. Subject to the terms and conditions of this Agreement, at the closing of the license of the Intangible Assets (the "IP Closing"), Hyundai will grant to DVS a perpetual, worldwide, royalty-free license to use the Intangible Assets other than the Three Patents as defined hereinbelow, and DVS will license the Intangible Assets other than the Three Patents from Hyundai for 2,000,000 shares of common stock of DVS (the "Common Stock"). The Three Patents shall mean INFORMATION REPRODUCING APPARATUS FOR OPTICAL DISK (Korea Patent No. 135598), TRACK/SEEK CONTROL APPARATUS AND METHOD USING POSITION ERROM COMPENSATION (Korea Patent No. 085917) and HEAD SEEK CONTROL APPARATUS FOR AN OPTICAL DISK (U.S. Patent No. 5,519,678), which shall be transferred to DVS Korea as provided in Section 1.1(b) hereof."

     2. The first sentence of Section 1.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

          "(b) Sale of Tangible Assets and the Three Patents; Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at the closing of the sale of the Tangible Assets (the "Asset Closing"), Hyundai will sell, convey, assign and transfer the Tangible Assets and the Three Patents to DVS Korea, and DVS Korea will purchase the Tangible Assets and the Three Patents from Hyundai for $1,000,000 (United States Dollars) in cash. It is agreed that DVS shall make DVS Korea grant back to Hyundai a perpetual, worldwide, non-exclusive, royalty-free and fully paid-up license to use the Three Patents."

     3.   Continued Validity.  Except as amended above, the terms and conditions
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of the Agreement shall remain in full force and effect.  Each of the provisions of the Agreement which are not expressly amended by this Agreement are hereby confirmed to the same extent as if each was fully set forth herein.

     This Amendment may be executed in two identical counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute the Amendment when a

                                       1.
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duly authorized representative of each party has signed a counterpart.  The parties intend to sign and deliver this Amendment by facsimile transmission. Each party agrees that the delivery of the Amendment by facsimile shall have the same force and effect as delivery of original signatures and that each party may use such facsimile signatures as evidence of the execution and delivery of the Amendment by all parties to the same extent that an original signature could be used.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first set forth above.

Digital Video Systems, Inc.        Hyundai Electronics Industries Co., Ltd.


By: /s/ Edmund Sun                 By: /s/ Youn Huh
   ---------------------------        -----------------------------

Name:  Edmund Sun                  Name:  Youn Huh
     -------------------------          ---------------------------

Title: Chairman                    Title: Senior Vice President
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                                       2.